Contact:        Matt Clawson (Investors), or         Roderick de Greef
                Len Hall (Media)                     Chief Financial Officer
                Allen & Caron Inc                    Cardiac Science, Inc.
                (949) 474-4300                       949-797-3800
                matt@allencaron.com                  rdegreef@cardiacscience.com
                len@allencaron.com

                 CARDIAC SCIENCE ANNOUNCES 2004 SECOND QUARTER,
                                SIX MONTH RESULTS

IRVINE, CA (July 30, 2004) . . . . Cardiac Science, Inc. (Nasdaq: DFIB), a
leading manufacturer of life-saving automated public access defibrillators
(AEDs) and provider of comprehensive AED/CPR training and AED program management services, today reported revenue for the second quarter and six months ended June 30, 2004 of $17.5 million and $33.1 million, respectively, a 20.5 percent and 16.0 percent increase from the $14.5 million and $28.6 million reported for the same prior year periods. Revenue for the second quarter was within the range reported by the company in its preannouncement of July 7, 2004.

      Revenue from sales of AEDs and accessories for the second quarter and six months ended June 30, 2004 totaled $13.8 million and $25.9 million, respectively, as compared to $13.3 million and $25.7 million for the year-earlier periods. Sequentially, revenue from sales of AEDs and accessories in the second quarter of 2004 increased 14.7 percent from the first quarter of 2004. Revenue for the second quarter of 2004 from the delivery of AED/CPR training and AED program management services was $2.0 million, up sequentially from $1.7 million in the quarter ended March 31, 2004.

      The gross profit for the second quarter and six months ended June 30, 2004 was 55.3 percent and 56.7 percent, respectively, compared to 57.2 percent and
56.9 percent in the same prior year periods. The gross profit for the second quarter of 2004 was lower than planned, primarily due to one-time costs associated with a deadline to fulfill certain AED training and installation services for New York City schools, and higher manufacturing overhead costs per AED unit resulting from lower than planned production in the quarter.

      Operating expenses for the three months ended June 30, 2004 were $13.2 million, compared to $8.9 million in the same period in 2003. The increase was primarily due to new expenses related to AED program management services resulting from the business acquired from Complient Corporation in October 2003 of approximately $1.1 million, increased U.S. sales and marketing activities of approximately $1.4 million, the expansion of international sales and marketing operations of approximately $820,000, and increased legal, accounting, corporate governance and insurance costs and provisions for bad debt of approximately $880,000.

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CARDIAC SCIENCE ANNOUNCES 2004 SECOND QUARTER RESULTS
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      Operating expenses for the six months ended June 30, 2004 were $25.6 million, compared to $18.1 million in the same period last year. The increase was primarily a result of expenses related to the business acquired from Complient Corporation of approximately $2.3 million, increased U.S. sales and marketing activities of approximately $1.6 million, the expansion of international sales and marketing operations of approximately $1.6 million, increased legal, accounting, corporate governance and insurance costs and provisions for bad debt of approximately $1.7 million, and increased R&D expense of approximately $630,000. These increases were offset by a decrease of approximately $700,000 in costs related to our relocation and expansion of facilities that took place in 2003.

      Operating expenses for the second quarter of 2004 increased sequentially over the first quarter of 2004, due primarily to increased direct marketing and selling expense of approximately $1.0 million, increased legal and corporate governance costs and provisions for bad debt of approximately $330,000, offset by a decrease of approximately $220,000 in R&D expense related to the timing of certain project development costs.

      The operating loss for the second quarter and six months ended June 30, 2004 was $3.5 million and $6.8 million, respectively, compared to $621,000 and $1.9 million in the same periods last year. The net loss for the second quarter of 2004 was $5.3 million, or $0.07 loss per share, as compared to $2.0 million, or $0.03 loss per share in the same quarter of 2003. The net loss for the six months ended June 30, 2004 was $10.2 million, or $0.13 loss per share, compared to $4.6 million, or $0.07 loss per share, in the same period in the prior year.

      The June 30, 2004 balance sheet showed cash and cash equivalents of $4.4 million, total assets of $195.7 million and stockholders' equity of $129.3 million. Subsequent to the close of this year's second quarter, the company announced that it had raised gross proceeds of $12.4 million in a private placement of equity with a group of investors.

      Cardiac Science Chairman and CEO Raymond W. Cohen said, "While our operating results were negatively impacted by one-time costs associated with our recently acquired training services business and investments in direct marketing and sales programs, we are pleased that revenue from our core AED products rebounded from a slow first quarter and moved nicely in a positive direction. During the quarter we were also able to substantially complete recall activities without any negative financial impact. From a marketing perspective, we generated well over 10,000 inquiries from corporate America, which we believe represents a rich pipeline of prospective customers. In addition, we launched two new AED products, our fully-automatic public-access AED, the Powerheart G3-Automatic, and a sophisticated high-end AED, the Powerheart G3-Pro, designed for medical and rescue professionals. Demand for our AED products internationally, particularly in the Japanese market, continues to be very strong, and moreover, initial market feedback from our distribution partners and end users to our expanded line of new AED products has been extremely positive."

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CARDIAC SCIENCE ANNOUNCES 2004 SECOND QUARTER RESULTS
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      Cohen continued, "Our G3-Pro product provides us, for the first time, with a product that we believe is perfectly positioned for hospitals, physicians and emergency medical personnel. Our G3-Automatic, which just received FDA 510(k) clearance in early July, is an easy to use AED and is being well received by corporate and public-access buyers, especially in the U.S. market. We see a growing demand in the U.S. corporate and government workplace market, and believe that the combination of easy-to-use, robust AED technology and comprehensive program management and training services, will make large corporate workplace AED deployments easier for our customers. We believe that the receptivity of this segment of the domestic market speaks well to the future of our business."

      Cohen added, "During the third and fourth quarter of 2004, we believe the combination of our expanded AED product line, lower operating costs and increased gross profit margins will provide Cardiac Science with improving financial results."

      Financial Guidance for the quarter ending September 30, 2004 In the second quarter of 2004, the company realized approximately $1.4 million in sales of patient monitors and CPR Prompt products which are expected to decline to approximately $100,000 in the third quarter as planned. Based on this reduction, the company currently expects revenue in the third quarter to range between $16.5 million and $18.5 million, which implies a sequential growth rate in core AED revenue of up to 16.0 percent on the high end over the quarter ended June 30, 2004.

      The company currently expects gross profit margins for the third quarter will range between 58.0 percent and 60.0 percent, as the AED training service business returns to normal levels of profitability, and the AED unit cost comes back into line with previous levels. The company anticipates continued gross margin improvement through Q4 as additional reductions in AED material costs are realized.

      The company expects to realize a reduction in third quarter operating expenses in the range of $750,000 to $1.0 million from second quarter levels. In order to accelerate the growth of the AED sales pipeline, the company intends to continue investing in direct marketing programs through the remainder of the year, which will offset some of the absolute cost savings which were previously anticipated to be achieved in the second half of 2004. In addition, although R&D expense declined sequentially from the first quarter of 2004, additional reductions are expected to be more modest as the company completes the GE Healthcare in-hospital defibrillator project, which is currently scheduled for year end.

      The foregoing results, if achieved, would yield a projected operating loss for the quarter ended September 30, 2004 of between $1.5 million and $3.2 million, and a net loss of between $3.2 million and $4.9 million, or $0.04 to $0.06 per share.

About Cardiac Science
      Cardiac Science develops, manufactures and markets Powerheart(R)-brand public-access defibrillators (AEDs) and offers comprehensive AED/CPR training and AED program management services that facilitate successful deployments. The

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CARDIAC SCIENCE ANNOUNCES 2004 SECOND QUARTER RESULTS
Page 4-4-4

makes the Powerheart(R) CRM(TM), the only FDA-cleared therapeutic patient company also monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies. For more information, please visit www.cardiacscience.com.

      This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time the company, or its representatives, have made or may make forward looking statements orally or in writing. The words "estimate", "potential", "intended", "expect", "anticipate", "believe", and other similar expressions or words are intended to identify forward looking statements. Such forward-looking statements include, but are not limited to the achievement of future revenue growth and other expected financial results. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the company's Form 10-K for the year ending December 31, 2003, subsequent quarterly filings, and other documents filed by the company with the Securities and Exchange Commission.

                                - TABLES FOLLOW -

CARDIAC SCIENCE ANNOUNCES 2004 SECOND QUARTER RESULTS
Page 5-5-5


                              Cardiac Science, Inc.
                      Consolidated Statement of Operations
                                   (Unaudited)
                In thousands, except share and per share amounts

                                                    Three Months Ended               Six Months Ended
                                                          June 30,                        June 30,
                                                ----------------------------    ---------------------------------
                                                    2004            2003            2004            2003
                                                ------------    ------------    ------------    ------------

Revenue                                         $     17,509    $     14,527    $     33,113    $     28,551

Cost of goods sold                                     7,823           6,221          14,331          12,310
                                                ------------    ------------    ------------    ------------
         Gross profit
                                                       9,686           8,306          18,782          16,241

Operating expenses:

Sales and marketing                                    6,947           3,946          12,950           8,363

Research and development                               1,456           1,393           3,125           2,495

General and administrative                             4,317           3,207           8,483           6,414

Amortization of intangible assets                        504             381           1,007             830
                                                ------------    ------------    ------------    ------------
         Total operating expenses
                                                      13,224           8,927          25,565          18,102
                                                ------------    ------------    ------------    ------------


         Loss from operations                         (3,538)           (621)         (6,783)         (1,861)


Interest and other expense, net                       (1,783)         (1,483)         (3,370)         (2,884)
                                                ------------    ------------    ------------    ------------

         Loss before minority interest and
         discontinued operations                      (5,321)         (2,104)        (10,153)         (4,745)


Minority interest in consolidated subsidiary              --              --              --             (48)

Income from discontinued operations                       --             130              --             237
                                                ------------    ------------    ------------    ------------
             Net loss                           $     (5,321)   $     (1,974)   $    (10,153)   $     (4,556)
                                                ============    ============    ============    ============

Net loss per share (basic and diluted)          $      (0.07)   $      (0.03)   $      (0.13)   $      (0.07)
                                                ============    ============    ============    ============

Weighted average number of shares used in the
computation of net loss per share                 80,674,736      67,039,034      80,603,773      66,917,471



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CARDIAC SCIENCE ANNOUNCES 2004 SECOND QUARTER RESULTS
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                              Cardiac Science, Inc.
                      Condensed Consolidated Balance Sheets
                                  In thousands
                                   (Unaudited)

                                                 June 30, December 31,
                                                  2004       2003
                                                --------   --------
                        ASSETS
Current assets:
          Cash and cash equivalents             $  4,411   $  8,871
          Accounts receivable, net                16,939     20,410

          Inventory                               10,346      9,575

          Prepaid expenses                         4,118      2,154
                                                --------   --------
           Total current assets                   35,814     41,010

Property and equipment, net                        5,630      7,003
Goodwill and other intangibles, net              151,122    151,485

Other assets                                       3,164      3,503
                                                --------   --------
                                                 195,730    203,001
                                                ========   ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

          Accounts payable                         7,819      8,955
          Accrued expenses and other current
          liabilities                              7,661      6,595
          Deferred revenue                         2,003      2,479
                                                --------   --------
           Total current liabilities              17,483     18,029
Senior secured promissory notes                   48,178     46,481

Other long term liabilities                          815        900
Total stockholders' equity                       129,254    137,591
                                                --------   --------
                                                $195,730   $203,001
                                                ========   ========


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